Exhibit 99.1

FOR IMMEDIATE RELEASE

900 S. Shackleford, Suite 401	FOR FURTHER INFORMATION CONTACT:
Little Rock, AR 72211	Mark McFatridge | CEO
Matt Machen | CFO
501.975.6033

Bear State Financial, Inc. Announces First Cash
Dividend since Recapitalization

Little Rock, AR – April 22, 2016 – Bear State Financial, Inc. (the “Company,” NASDAQ: BSF) announced today that its Board of Directors authorized a $0.025 cash dividend per share to shareholders of record at the close of business on May 2, 2016 and payable on May 16, 2016. This is the first cash dividend issued by the Company since the recapitalization of Bear State Bank, the Company’s wholly-owned subsidiary, by Bear State Financial Holdings, LLC in May 2011.

“We are pleased to be able to share the success at Bear State with our shareholders,” said Mark McFatridge, CEO of the Company. “Since May 2011, the Company has seen a return to profitability and completed two acquisitions, increasing assets from $577 million to $1.92 billion. We believe the ability to return value to our shareholders is an indication of the Company’s strength and the tremendous progress we have made from the recapitalization to the present.”

About Bear State Financial, Inc.

Bear State Financial, Inc. is the parent company for Bear State Bank. Bear State Financial, Inc. common stock is traded on the NASDAQ Global Market under the symbol BSF.  For more information on Bear State Financial, Inc. please visit www.bearstatefinancial.com. Its principal subsidiary, Bear State Bank, is a community oriented financial institution providing a broad line of financial products to individuals and business customers.  Bear State Bank operates 55 branches and three loan production offices throughout Arkansas, Southwest Missouri and Southeast Oklahoma.

Exhibit 99.1

Forward-Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s plans to reduce the total number of its retail branches and the Company’s future expectations regarding certain nonperforming assets. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “plan,” “intend,” “anticipate,” “expect,” or similar terms or variations of those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of Bear State Bank’s pricing, products and services, and with respect to the loans extended by Bear State Bank and real estate owned, market prices of the property securing loans and the costs of collection and sales. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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